Exhibit 99.1

Date:	April 21, 2011	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:	James M. Farrell
HUBBELL REPORTS FIRST QUARTER RESULTS;
NET SALES OF $658.1 MILLION AND EARNINGS PER DILUTED SHARE OF $0.82
SHELTON, CT. (April 21, 2011) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2011.
Net sales in the first quarter of 2011 were $658.1 million, an increase of 15% compared to the $570.5 million reported in the first quarter of 2010. Operating income was $83.6 million, or 12.7% of net sales, compared to $65.7 million, or 11.5% of net sales, for the comparable period of 2010. Net income in the first quarter of 2011 was $50.3 million versus $38.6 million reported in the first quarter of 2010. Earnings per diluted share were $0.82 in the first quarter of 2011 compared to $0.64 reported in the first quarter of 2010. Free cash flow (defined as cash flow from operations less capital expenditures) was $31.5 million in the first quarter of 2011 versus $12.8 million reported in the comparable period of 2010.

OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “Our first quarter results were strong, particularly given the commodity cost challenges we faced. Our sales increased 15% with double-digit growth in each of our segments. Our operating margin of 12.7% was up 120 basis points compared to 2010 primarily due to higher volume. As anticipated, we did experience commodity costs headwinds in the quarter. The impact of the higher commodity costs in excess of price realization reduced our operating margins by approximately one percentage point in the first quarter. We announced broad price increases during the quarter but do not expect to fully realize the benefits until later in the year.
“Our incoming orders in the first quarter were modestly higher than we expected, with strength in both of our segments. In our Electrical segment, we experienced broad based higher demand year-over—year compared to a weak first quarter of 2010. The increased demand was led by our industrial products, while U.S. non-residential construction continued to benefit from strong demand for renovation and relight products. The residential market experienced lower demand, impacted by the continued high levels of unemployment and foreclosures as well as a difficult comparison to 2010 which benefitted from the Federal Housing Tax Credit. In our Power segment, we experienced volume increases for both distribution and transmission products compared to the prior year.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on first quarter results in 2011 and 2010.
Electrical segment net sales in the first quarter of 2011 increased 14% to $466.1 million compared to $409.3 million reported in the first quarter of 2010. The sales increase was broad based led by demand for industrial products including high voltage test equipment. Compared to the first quarter of 2010, operating income increased 44% to $57.6 million, or 12.4% of net sales. The increase in operating income was due to higher sales partially offset by commodity cost increases.
Hubbell’s Power segment net sales in the first quarter of 2011 increased 19% to $192.0 million compared to $161.2 million reported in the first quarter of 2010. The increase was due to higher demand for both distribution and transmission products. Compared to the first quarter of 2010, operating income increased 2% to $26.0 million, or 13.5% of net sales. The increase in operating income was primarily due to higher sales largely offset by increased commodity costs and higher spending to support growth initiatives, including product and brand development.

Page -2-

SUMMARY & OUTLOOK
Mr. Powers commented “Based on early indications of improving market demand and higher price realization, we are now forecasting sales to increase by 5%-7% for the year. As we have previously mentioned, the sales comparisons versus 2010 are likely to be easier in the first half of the year and become more difficult as the year progresses. We still expect demand for our power products to increase in the mid-single digit range with higher levels of spending for both distribution and transmission products. Our overall industrial market outlook has improved, particularly for our Harsh and Hazardous businesses which are benefitting from higher spending on energy related projects. The non-residential construction market is forecasted to be relatively flat in 2011 while demand for renovation, relight and controls is expected to remain strong. The residential market remains weak and we anticipate this market to be flat to slightly down compared to 2010.”
Mr. Powers concluded “Turning to our operating margin, we expect to benefit from higher sales and improved price realization. We also anticipate that commodity cost increases, including the price of oil, and other inflationary pressures will mitigate much of the benefits. As such, we continue to expect our operating margin will increase by approximately 50 basis points in 2011. The commodity market remains volatile as evidenced by prices for certain types of steel that have increased on average by 30%-40% compared to the fourth quarter of 2010. As always, we are working to offset commodity cost increases through pricing actions but the timing of recovering those costs tends to lag by at least one quarter. We remain confident that we should be able to navigate through these cost challenges to produce record earnings in 2011. Looking beyond the current year, we are excited with the prospect that fully half of our markets, non-residential and residential construction, are expected to return to growth following historic slumps. In addition, we expect strong growth in both utility transmission spending and energy efficient buildings including LED lighting applications.”

Page -3-

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2010.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.
#######

Page -4-

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended
	March 31
	2011	2010
Net Sales	$658.1	$570.5
Cost of goods sold	452.9	394.8

Gross Profit	205.2	175.7
Selling & administrative expenses	121.6	110.0

Operating income	83.6	65.7
Operating income as of % of Net sales	12.7%	11.5%
Interest expense, net	(7.5)	(7.6)
Other expense, net	(2.1)	(0.5)

Income before income taxes	74.0	57.6
Provision for income taxes	23.3	18.6

Net income	$50.7	$39.0
Less: Net income attributable to noncontrolling interest	0.4	0.4

Net income attributable to Hubbell	$50.3	$38.6

Earnings Per Share:
Basic	$0.83	$0.64
Diluted	$0.82	$0.64

Cash dividends per common share	$0.38	$0.36

Page -5-

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$496.9	$520.7
Short-term investments	7.8	8.8
Accounts receivable, net	397.5	341.8
Inventories, net	303.7	298.4
Deferred taxes and other	61.3	56.4

TOTAL CURRENT ASSETS	1,267.2	1,226.1

Property, plant and equipment, net	365.6	358.3
Investments	31.6	30.2
Goodwill	726.6	724.0
Intangible assets and other	351.1	367.2

TOTAL ASSETS	$2,742.1	$2,705.8

LIABILITIES AND EQUITY

Short-term debt	$1.8	$1.8
Accounts payable	219.5	160.8
Accrued salaries, wages and employee benefits	43.4	70.4
Accrued insurance	57.7	48.5
Dividends payable	23.0	21.9
Other accrued liabilities	140.2	141.6

TOTAL CURRENT LIABILITIES	485.6	445.0

Long-term debt	596.0	595.9
Other non-current liabilities	197.9	201.4

TOTAL LIABILITIES	1,279.5	1,242.3

Hubbell Shareholders’ Equity	1,458.2	1,459.2
Noncontrolling interest	4.4	4.3

TOTAL EQUITY	1,462.6	1,463.5

TOTAL LIABILITIES AND EQUITY	$2,742.1	$2,705.8

Page -6-

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	March 31
	2011	2010

Cash Flows From Operating Activities
Net income attributable to Hubbell	$50.3	$38.6
Depreciation and amortization	17.6	18.3
Stock-based compensation expense	2.5	2.2
Deferred income taxes	9.7	2.7
Changes in working capital	(20.0)	(33.0)
Contributions to defined benefit pension plans	(0.8)	(0.9)
Other, net	(5.8)	(4.0)

Net cash provided by operating activities	53.5	23.9

Cash Flows From Investing Activities
Capital expenditures	(22.0)	(11.1)
Net change in investments	0.9	(0.5)
Other, net	2.1	1.1

Net cash used in investing activities	(19.0)	(10.5)

Cash Flows From Financing Activities
Short-term debt borrowings, net	—	3.4
Payment of dividends	(21.9)	(20.9)
Acquisition of common shares	(59.9)	—
Proceeds from exercise of stock options	16.4	9.6
Other, net	3.3	1.7

Net cash used in financing activities	(62.1)	(6.2)

Effect of foreign exchange rate changes on cash and cash equivalents	3.8	(1.0)

(Decrease) increase in cash and cash equivalents	(23.8)	6.2
Cash and cash equivalents
Beginning of period	520.7	258.5

End of period	$496.9	$264.7

Page -7-

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended March 31
	2011	2010

Net Sales
Electrical	$466.1	$409.3
Power	192.0	161.2

Total Net Sales	$658.1	$570.5

Operating Income
Electrical	$57.6	$40.1
Power	26.0	25.6

Total Operating Income	$83.6	$65.7

Operating Income as a % of Net Sales
Electrical	12.4%	9.8%
Power	13.5%	15.9%
Total	12.7%	11.5%

Page -8-

HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31
	2011	2010
Numerator:
Net income attributable to Hubbell	$50.3	$38.6
Less: Earnings allocated to participating securities	0.2	0.2

Net income available to common shareholders	$50.1	$38.4

Denominator:
Average number of common shares outstanding	60.4	59.7
Potential dilutive shares	0.8	0.4

Average number of diluted shares outstanding	61.2	60.1

Earnings per Share:
Basic	$0.83	$0.64
Diluted	$0.82	$0.64

Page -9-

HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2011	December 31, 2010
Total Debt	$597.8	$597.7
Total Hubbell’s Shareholders’ Equity	1,458.2	1,459.2

Total Capital	$2,056.0	$2,056.9

Total Debt to Total Capital	29%	29%

Total Debt	$597.8	$597.7
Less: Cash and cash equivalents	(496.9)	(520.7)
Investments	(39.4)	(39.0)

Net Debt	$61.5	$38.0

Net Debt to Total Capital	3%	2%

Note:	Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Three Months Ended March 31
	2011	2010

Net cash provided by operating activities	$53.5	$23.9
Less: Capital Expenditures	(22.0)	(11.1)

Free cash flow	$31.5	$12.8

Note:
Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

Page -10-